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                                                                     EXHIBIT 99
[POST PROPERTIES LOGO]
NEWS
POST PROPERTIES, INC.
3350 Cumberland Circle, N.W. Suite 2200 Atlanta, Georgia 30339-3363
(404)850-4400


For Immediate Release:                                     Atlanta, Georgia
                                                           August 4, 1997

                   POST PROPERTIES and COLUMBUS REALTY TRUST
                                ANNOUNCE MERGER

         Post Properties, Inc. (NYSE: PPS) and Columbus Realty Trust (NYSE:
CLB) today announced that they have entered into a definitive agreement and plan of merger pursuant to which Columbus would be merged into Post.

         The merger, which was unanimously approved by both companies' Boards of Directors, will combine Columbus' 7,526 apartment homes (including its development portfolio), 83% of which are in Dallas, with Post Properties' 21,673 (including its development portfolio) apartment homes throughout the Southeast. Following the merger, Post Properties will be the largest multi-family real estate investment trust (REIT) concentrating on the development of upscale multi-family apartment homes in the major metropolitan markets of the Southeast and Southwest, with a total market capitalization of approximately $2.2 billion. The combined companies will operate under the Post Properties name, with headquarters in Atlanta.

         The merger has been structured as a tax-free merger transaction and will be treated as a purchase for accounting purposes. Under the terms of the merger agreement, each share of Columbus will be exchanged for .615 shares of Post Properties. Based upon the closing stock price of Post Properties on August 1, 1997, the transaction values Columbus at approximately $600 million, including debt and other liabilities. The merger is subject to approval of shareholders of both companies and other customary dosing conditions, and is expected to be completed in November 1997. Upon completion of the merger, Robert L. Shaw, Vice Chairman and CEO of Columbus, will become a member of the senior management team of Post Properties and will join the Board of Directors of Post Properties.

         John A. Williams, Chairman of the Board and Chief Executive Officer of Post Properties, Inc. said, "We consider Dallas as one of the few major metropolitan markets in the country with the long-term appeal of our home base, Atlanta, and we had therefore targeted Dallas as the next major market in which to introduce our Post Apartment Homes (R). This merger will immediately provide Post with a critical mass of outstanding upscale apartment communities in Dallas and a wonderful base for continued expansion in that market, and in Houston and Denver, where Columbus is also active. We are impressed with the exceptionally high quality of the Columbus portfolio, which is in large measure comparable to our own, and we are delighted to be joining forces with the outstanding team which Robert Shaw has assembled at Columbus. Columbus has a proven track record of building successful upscale apartment communities in niche and infill locations and will fit right in line with Post's commitment to "Setting the Standard" for the apartment industry."



     Post (R) is a registered service mark of Post Apartment Homes, L.P.

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Press Release                     -2-                          August 4, 1997

         John T. Glover, President of Post Properties, Inc., commented, "The presence of a substantial base of operations in Dallas will obviously complement and diversify our Atlanta base, and the merger offers an attractive, accretive, opportunity for Post to enter Dallas, Houston and Denver, while maintaining the integrity of our longstanding development strategy. Our balance sheet strength will allow us to reissue virtually all of Columbus' currently outstanding debt with the obvious benefit of significantly reduced interest expense. With these savings, coupled with the expense savings resulting from the combination of the two companies, we expect the transaction to be immediately accretive on the order of approximately $0.10 per share for 1998. All in all, the transaction is one that we believe is favorable for the shareholders of both companies."

         Robert L. Shaw, Vice Chairman and Chief Executive Officer of Columbus, stated, "For twenty-five years, Post Properties has truly set the standard by which all other multi-family companies are measured. Our Columbus associates - and I personally - are flattered and excited to be joining this exceptional team of dedicated professionals."


         Shaw added, "Our board is confident that the merger will accelerate our growth and lower our cost of capital and are pleased that we will have created immediate geographic diversity for the Columbus shareholder."

         Merrill Lynch & Co. acted as exclusive financial advisor to Post Properties and Prudential Securities acted as exclusive financial advisor to Columbus Realty Trust.

         Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws. Although the Companies believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that such expectations, including the expectation with respect to potential accretion, will be achieved. Factors that could cause the actual results to differ materially from the Companies' current expectations include general economic conditions, local real estate conditions, the timely development and lease-up of communities and the other risks detailed from time to time in the Companies' SEC reports, including the annual reports on Form 10-K for the year ended December 31, 1996.

         Post Properties is one of the largest developers and operators of upscale multi-family apartment communities in the southeastern United States. Post operates as a self-administered and self-managed equity Real Estate Investment Trust whose primary business consists of developing and managing Post(R) brand name apartment communities for its own account.

For additional information contact:


                             POST PROPERTIES, INC.
                              Timothy A. Peterson
                               Karen E. Misuraca
                                  770-850-4400

                             COLUMBUS REALTY TRUST
                                J. Michael Lewis
                                 972-770-5182